Exhibit (d)(5)(ii)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

JENNISON ASSOCIATES LLC

THIS AMENDMENT is made as of November 11, 2016 to the Sub-Advisory Agreement dated December 1, 2000, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Jennison Associates LLC (“Jennison” or the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Sub-Advisory Agreement is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION*
Transamerica Growth**	First $300 million	0.40%
	Over $300 million up to $500 million	0.35%
	Over $500 million up to $1 billion	0.25%
	Over $1 billion	0.22%
Transamerica Large Growth**	First $300 million	0.40%
	Over $300 million up to $500 million	0.35%
	Over $500 million up to $1 billion	0.25%
	Over $1 billion	0.22%

*	As a percentage of average daily net assets on an annual basis.
**	The sub-advisory fees are determined on the basis of the combined assets of Transamerica Growth, Transamerica Jennison Growth VP and the portion of the assets of Transamerica Large Growth and Partners Large Growth Portfolio that are sub-advised by Jennison.

In all other respects, the Sub-Advisory Agreement dated December 1, 2000, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of November 11, 2016.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Director, Investments

JENNISON ASSOCIATES LLC

By:
Name:
Title: